Sui & Company

Solicitors	Toronto Office: The Exchange Tower, Box 427 130 King St. W., Ste. 1800 Toronto, Ontario M5X 1E3 Tel: 416-360-6481 Fax: 416-360-3761	Vancouver Office: Suite 200, 1311 Howe Street Vancouver, B.C. V6Z 1R7 Tel: 604-605-6117 Fax: 604-605-6118

Our File No.: B130-C

February 17, 2010

Bontan Corporation Inc.
47 Avenue Road, Suite 200
Toronto, Ontario
M5R 2G3

Attention: Kam Shah, President & C.E.O.

Dear Sirs:

Re:Registration Statement on Form F-1

We are your Canadian counsel in connection with a Registration Statement on Form F-1 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) for the registration of the offer and sale by the persons named as selling stockholders in the Registration Statement of:

1.	26,342,686 common shares, no par value, of Bontan Corporation Inc., an Ontario corporation (the “Company”);

2.	22,853,058 common shares issuable upon exercise of warrants at an exercise price of USD $4.00 per share;

3.	10,747,500 common shares issuable upon exercise of warrants at an exercise price of USD $0.35 per share;

4.	7,000,000 common shares issuable upon exercise of warrants, which have a cashless exercise feature, at an exercise price of USD $0.35 per share; and

5.
11,000,000 common shares issuable upon exercise of warrants at an exercise price of USD $0.10 per share.  The common shares referred to in 1, 2, 3, 4 and 5 are collectively referred to herein as the “Shares.”

In connection with this opinion, we have examined such documents and have made such investigation as we have deemed relevant and necessary.  We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Our opinion set forth below is limited to Ontario law, including applicable statutory provisions and reported judicial decisions interpreting those laws.

Based upon the foregoing, we are of the opinion that:

1.	the Shares that have been issued have been duly authorized and are validly issued, fully paid and nonassessable; and

2.
the Shares that are issuable upon the exercise of warrants have been duly authorized and, upon issuance in accordance with the terms of the applicable warrants, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm wherever appearing in the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours truly,

Sui & Company